Exhibit 99.1

PRESS RELEASE

Investor Contacts:		Press Contacts:
Marlene S. Dooner	(215) 981-7392	D’Arcy Rudnay	(215) 981-8582
Daniel J. Goodwin	(215) 981-7518

COMCAST REPORTS FIRST QUARTER 2007 RESULTS

Comcast Triple Play powers another record-setting quarter

Most quarterly RGU additions in Comcast history

1.8 million RGUs added – a 63% increase

Record-setting growth in new services fuels 12% growth in Cable Revenue and 14% growth in Cable Operating Cash Flow

Philadelphia, PA – April 26, 2007…Comcast Corporation (NASDAQ: CMCSA, CMCSK) today reported results for the quarter ended March 31, 2007. The following table highlights financial and operational results (dollars in millions, except per share amounts; units in thousands):

	1Q07	Growth Q/Q
Consolidated
Revenue	$7,388	32%
Operating Cash Flow	$2,763	32%
Operating Income	$1,261	26%
Net Income	$837	80%
Earnings per Share	$0.26	73%

Cable[1]
Revenue	$6,998	12%
Operating Cash Flow	$2,793	14%
Revenue Generating Unit Additions	1,759	63%

Brian L. Roberts, Chairman and CEO of Comcast Corporation, said, “We are off to a fabulous start to the year and see increasing momentum as we move ahead. Strong consumer demand for our superior products delivered through our Triple Play offering resulted in another quarter of record performance at our cable division—and we are just getting started capitalizing on the triple play opportunity. This was our 3rd consecutive quarter of record-breaking RGU growth and the 27th consecutive quarter of double digit OCF growth. We are highly confident that our strategy and focus on operational execution and product innovation will deliver great results in 2007 and beyond.”

Cable Segment Results1

Revenue increased 12% to $7.0 billion for the first quarter of 2007 reflecting increasing consumer demand for Comcast’s services and the success of the Comcast Triple Play.

Revenue generating unit (RGU)2 additions increased 63% to a record 1.8 million in the first quarter of 2007 compared to 1.1 million additions in the same quarter of 2006. Comcast ended the first quarter of 2007 with 52.6 million RGUs.

Operating Cash Flow (as defined in Table 7) grew 14% to $2.8 billion in the first quarter of 2007 resulting in an Operating Cash Flow margin of 39.9%, an increase from the 39.2% reported in the same quarter of 2006. The margin improvement reflects strong revenue growth and our continuing success in controlling the growth of operating costs, even as we experience higher service and installation activity from record RGU additions.

Video

•

Added 644,000 new digital cable subscribers in the first quarter of 2007 – highest level of quarterly additions in Company history and the 3rd consecutive quarter of accelerating digital subscriber growth

Video revenue increased 8% to $4.4 billion in the first quarter of 2007, reflecting growth in digital cable customers and increased demand for new digital features including ON DEMAND, digital video recorders (DVR) and HDTV programming (HDTV), as well as higher basic cable pricing.

Basic cable subscribers increased by 75,000 to 24.2 million during the first quarter of 2007 with 13.3 million or 55% of video customers taking digital cable services. Comcast added 644,000 digital cable customers in the first quarter of 2007, an increase of 82% from the 355,000 digital cable customers added in the same period one year ago. The digital cable customer additions in the first quarter of 2007 include 337,000 digital cable and 307,000 digital starter subscribers. During the quarter, 535,000 digital cable customers added advanced services, like DVR and HDTV, to their digital service either by upgrading or as new customers. This compares to 310,000 additions in the same quarter one year ago. Pay-per-view revenue increased 26% to $181 million in the first quarter of 2007 driven by increasing ON DEMAND movie purchases. Pay-per-view revenue has increased more than 20% on average over each of the past nine quarters.

High-Speed Internet

•	Added 563,000 high-speed Internet subscribers during the first quarter - highest level of quarterly additions in Company history

•	First quarter 2007 high-speed Internet additions up 10% from the same quarter in 2006

High-speed Internet revenues increased 21% to $1.5 billion in the first quarter of 2007, reflecting a 1.9 million or 19% increase in subscribers from the prior year and stable average monthly revenue per subscriber of approximately $43. Comcast ended the first quarter of 2007 with 12.1 million high-speed Internet subscribers or 26% penetration of available homes.

Phone

•	Added 571,000 Comcast Digital Voice (CDV) customers during the quarter – nearly 2.5 times more than the 232,000 customers added in the same period of the prior year

•	CDV service now marketed to 35 million homes representing 73% of Comcast’s footprint

Phone revenue increased 88% to $353 million in the first quarter of 2007 reflecting a $216 million increase in CDV revenues from the prior year as a result of the significant growth in CDV subscribers. The increase in phone revenue was partially offset by a $50 million or 38% decline in circuit-switched phone revenues as Comcast focuses on marketing CDV in most markets. Comcast ended the first quarter of 2007 with 2.4 million CDV customers or 7% of available homes.

Advertising revenue decreased 3% to $313 million in the first quarter of 2007, due primarily to the impact of 12 broadcast weeks in the current quarter compared to 13 weeks in the same period of the prior year.

Capital expenditures totaled $1.4 billion in the first quarter of 2007, driven by a 63% increase in RGU additions and include approximately $70 million related to network improvements and integration of the newly acquired cable systems from Adelphia and Time Warner. Consistent with historical trends, approximately 75% of cable capital expenditures in the first quarter of 2007 were variable and directly associated with demand for new products.

Programming Segment Results

Comcast’s Programming segment consists of our national programming networks E! Entertainment Television and Style Network (E! Networks), The Golf Channel, VERSUS, G4, and AZN.

The Programming segment reported first quarter 2007 revenue of $302 million, a 27% increase from the first quarter of 2006 and Operating Cash Flow of $65 million, or a 30% increase, reflecting higher network ratings, advertising revenue and distribution revenue.

Corporate and Other

Corporate and Other includes Comcast Spectacor, corporate overhead and other operations, and eliminations between Comcast’s businesses. For the first quarter 2007, Corporate and Other revenue increased to $88 million from the $87 million reported in the first quarter of 2006. The Operating Cash Flow loss for the first quarter of 2007 was $95 million compared to a loss of $55 million for the same period in 2006, primarily reflecting a decline in Operating Cash Flow at Comcast Spectacor and increased expenses at Comcast Interactive Media.

Consolidated Results

Revenue increased 32% in the first quarter of 2007 to $7.4 billion while Operating Cash Flow increased 32% to $2.8 billion and Operating Income increased 26% to $1.3 billion. This significant growth was due to strong results at Comcast Cable and the impact of cable system acquisitions.

Net Income increased to $837 million, or $0.26 per share, in the first quarter of 2007, compared to net income of $466 million or $0.15 per share in the first quarter 2006. In addition to strong operating results at Comcast Cable, the quarter includes a one-time gain, included in other income, of $500 million (or $300 million net of tax) related to the dissolution of our Texas/Kansas City Cable Partnership. As part of that transaction, Comcast received cable systems serving Houston, Texas. Excluding the gain associated with the partnership dissolution and reconciled in Table 7-B Adjusted Net Income for the first quarter of 2007 would be $537 million or $0.17 per share.

Net Cash Provided by Operating Activities increased to $2.0 billion in the first quarter of 2007 from $1.7 billion in the same period of 2006 due primarily to strong operating results.

Free Cash Flow (described further on Table 4) totaled $442 million in the first quarter of 2007 compared to $807 million in the same period of 2006, due primarily to growth in consolidated Operating Cash Flow offset by increased capital expenditures driven by record setting RGU additions.

Share Repurchase Program

Comcast repurchased $500 million of its Class A Special Common Stock, or 18.7 million shares, during the first quarter of 2007. Remaining availability, as of March 31, 2007, under the Company’s stock repurchase program is $2.5 billion. Comcast expects such repurchases to occur from time to time in the open market or in private transactions, subject to market conditions.

Since the inception of the repurchase program in December 2003, the Company has invested $7.9 billion in its common stock and related securities. These investments include repurchasing $6.5 billion or 322.1 million shares of its common stock and paying $1.4 billion to redeem several debt issues exchangeable into 70.9 million shares of Comcast common stock.

2007 Financial Outlook

For 2007, Comcast reaffirms the following previously issued guidance:

•	Cable revenue growth of at least 12%[1]

•	Cable Operating Cash Flow growth of at least 14%[1]

•	Cable RGU net additions of approximately 6.5 million, 30% above 2006 RGU net additions[1] of 5 million

•	RGU outlook includes an expected decrease of 500,000 circuit-switched phone RGUs

•	Cable capital expenditures of approximately $5.7 billion, including commercial services capital expenditures of approximately $250 million

•	Corporate and other capital expenditures of approximately $250 million primarily due to the relocation of Comcast’s headquarters

•	Consolidated revenue growth of at least 11%[3]

•	Consolidated Operating Cash Flow growth of at least 13%[3]

•	Consolidated Free Cash Flow approximately the same as 2006

###

Notes:

[1]

Cable results are presented on a pro forma basis. Pro forma results adjust only for certain acquisitions and dispositions, including Susquehanna Communications (April 2006), the Adelphia/Time Warner transactions (July 2006) and the dissolution of the Texas/Kansas City Cable Partnership (January 2007). Cable results are presented as if the transactions noted above were effective on January 1, 2006. The net impact of these transactions was to increase the number of basic cable subscribers by 2.6 million. Please refer to Table 7-A for a reconciliation of pro forma financial data.

[2]	Represents the sum of basic and digital cable, high-speed Internet and net phone subscribers, excluding additional outlets. Subscriptions to DVR and/or HDTV services do not result in additional RGUs.

[3]	Presented on a pro forma basis as described in note 1.

Conference Call Information

Comcast Corporation will host a conference call with the financial community today April 26, 2007 at 8:30 a.m. Eastern Time (ET). The conference call will be broadcast live on the Company’s Investor Relations website at www.cmcsa.com or www.cmcsk.com. A recording of the call will be available on the Investor Relations website starting at 12:30 p.m. ET on April 26, 2007. Those parties interested in participating via telephone should dial (800) 263-8495 with the conference ID number 3378516. A telephone replay will begin immediately following the call until April 27, 2007 at midnight ET. To access the rebroadcast, please dial (800) 642-1687 and enter passcode number 3378516. To automatically receive Comcast financial news by email, please visit www.cmcsa.com or www.cmcsk.com and subscribe to email alerts.

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This press release contains forward-looking statements. Readers are cautioned that such forward-looking statements involve risks and uncertainties that could cause actual events or our actual results to differ materially from those expressed in any such forward-looking statements. Readers are directed to Comcast’s periodic and other reports filed with the Securities and Exchange Commission (SEC) for a description of such risks and uncertainties.

In this discussion, we sometimes refer to financial measures that are not presented according to generally accepted accounting principles in the U.S. (GAAP). Certain of these measures are considered “non-GAAP financial measures” under the SEC regulations; those rules require the supplemental explanations and reconciliations provided in Table 7 of this release. All percentages are calculated based on actual amounts. Minor differences may exist due to rounding.

###

About Comcast:

Comcast Corporation (Nasdaq: CMCSA, CMCSK) (http://www.comcast.com) is the nation’s leading provider of cable, entertainment and communications products and services. With 24.2 million cable customers, 12.1 million high-speed Internet customers, and 3.0 million voice customers, Comcast is principally involved in the development, management and operation of cable systems and in the delivery of programming content.

Comcast’s programming networks and investments include E! Entertainment Television, Style Network, The Golf Channel, VERSUS, G4, AZN Television, PBS KIDS Sprout, TV One, eight regional Comcast SportsNets and Comcast Interactive Media, which develops and operates Comcast’s Internet business. Comcast also has a majority ownership in Comcast-Spectacor, whose major holdings include the Philadelphia Flyers NHL hockey team, the Philadelphia 76ers NBA basketball team and two large multipurpose arenas in Philadelphia.

TABLE 1

Condensed Consolidated Statement of Operations

(Unaudited)

	Three Months Ended March 31,
(Dollars in millions, except per share data)	2007	2006
Revenues	$7,388	$5,595
Operating expenses	2,759	2,073
Selling, general and administrative expenses	1,866	1,422
	4,625	3,495
Operating cash flow	2,763	2,100

Depreciation expense	1,225	880
Amortization expense	277	216
	1,502	1,096
Operating income	1,261	1,004

Other income (expense)
Interest expense	(568)	(476)
Investment income (loss), net	174	64
Equity in net (losses) income of affiliates, net	(21)	(9)
Other income (expense)	513	13
	98	(408)
Income before income taxes and minority interest	1,359	596

Income tax expense	(526)	(147)

Income before minority interest	833	449

Minority interest	4	(11)
Net income from continuing operations	837	438

Income from discontinued operations, net of tax	—	28
Net income	$837	$466

Basic earnings per common share
Income from continuing operations	$0.27	$0.14
Income from discontinued operations	—	0.01
Net income	$0.27	$0.15

Diluted earnings per common share
Income from continuing operations	$0.26	$0.14
Income from discontinued operations	—	0.01
Net income	$0.26	$0.15

Basic weighted-average number of common shares	3,125	3,202

Diluted weighted-average number of common shares	3,161	3,213

TABLE 2

Condensed Consolidated Balance Sheet

(Unaudited)

(Dollars in millions)	March 31, 2007	December 31, 2006
ASSETS
Current Assets
Cash and cash equivalents	$1,037	$1,239
Investments	1,248	1,735
Accounts receivable, net	1,282	1,450
Other current assets	688	778
Total current assets	4,255	5,202

Investments	6,077	8,847

Property and equipment, net	22,513	21,248

Franchise rights	57,838	55,927

Goodwill	14,076	13,768

Other intangible assets, net	5,022	4,881

Other noncurrent assets, net	556	532
	$110,337	$110,405

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities
Accounts payable and accrued expenses related to trade creditors	$2,980	$2,862
Accrued expenses and other current liabilities	2,957	3,032
Deferred income taxes	388	563
Current portion of long-term debt	1,049	983
Total current liabilities	7,374	7,440

Long-term debt, less current portion	27,222	27,992

Deferred income taxes	26,197	27,089

Other noncurrent liabilities	7,466	6,476

Minority interest	240	241

Stockholders’ equity	41,838	41,167
	$110,337	$110,405

TABLE 3

Condensed Consolidated Statement of Cash Flows

(Unaudited)

	Three Months Ended March 31,
(Dollars in millions)	2007	2006
OPERATING ACTIVITIES
Net cash provided by (used in) operating activities	$1,965	$1,738

FINANCING ACTIVITIES
Proceeds from borrowings	3	2,242
Retirements and repayments of debt	(704)	(1,457)
Repurchases of common stock	(500)	(710)
Issuances of common stock	218	12
Other	4	(9)
Net cash provided by (used in) financing activities	(979)	78

INVESTING ACTIVITIES
Capital expenditures	(1,454)	(878)
Cash paid for intangible assets	(118)	(69)
Acquisitions, net of cash acquired	(9)	—
Proceeds from sales of investments	392	189
Purchases of investments	(21)	(48)
Proceeds from sales (purchases) of short-term investments, net	(22)	4
Other investing activities	44	2
Net cash provided by (used in) investing activities	(1,188)	(800)

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(202)	1,016

CASH AND CASH EQUIVALENTS, beginning of period	1,239	947

CASH AND CASH EQUIVALENTS, end of period	$1,037	$1,963

TABLE 4

Calculation of Free Cash Flow

(Unaudited) (1)

	Three Months Ended March 31,
(Dollars in millions)	2007	2006
Net Cash Provided by (Used In) Operating Activities	$1,965	$1,738
Capital Expenditures	(1,454)	(878)
Cash paid for Intangible Assets	(118)	(69)
Nonoperating items, net of tax	49	16
Free Cash Flow	$442	$807

(1)	See Non-GAAP and Other Financial Measures in Table 7 for the definition of Free Cash Flow.

TABLE 5

Pro Forma Financial Data by Business Segment

(Unaudited) (1)

(Dollars in millions)	Cable	Programming (2)	Corporate and Other	Total
Three Months Ended March 31, 2007
Revenues	$6,998	$302	$88	$7,388
Operating Cash Flow	$2,793	$65	($95)	$2,763
Operating Income (Loss)	$1,353	$18	($110)	$1,261
Operating Cash Flow Margin	39.9%	21.3%	NM	37.4%
Capital Expenditures (3)	$1,443	$4	$7	$1,454

Three Months Ended March 31, 2006
Revenues	$6,232	$239	$87	$6,558
Operating Cash Flow	$2,443	$50	($56)	$2,437
Operating Income (Loss)	$1,142	$9	($76)	$1,075
Operating Cash Flow Margin	39.2%	20.8%	NM	37.2%
Capital Expenditures (3)	$967	$8	$7	$982

(1)

See Non-GAAP and Other Financial Measures in Table 7. Historical financial data by business segment, in accordance with generally accepted accounting principles in the United States (GAAP), is available in the Company’s quarterly report on Form 10-Q. All percentages are calculated based on actual amounts. Minor differences may exist due to rounding.

(2)	Programming includes our national networks E! Entertainment Television and Style Network (E! Networks), The Golf Channel, VERSUS, G4 and other entertainment related businesses.

(3)	Our Cable segment’s capital expenditures are comprised of the following categories:

	1Q07	1Q06
New Service Offerings
Customer Premise Equipment (CPE)	$802	$502
Scalable Infrastructure	263	173
	1,065	675
Recurring Capital Projects
Line Extensions	86	89
Support Capital	150	119
	236	208

Upgrades	118	84
Commercial	24	-
Total	$1,443	$967

CPE includes costs incurred at the customer residence to secure new customers, revenue units and additional bandwidth revenues (e.g. digital converters). Scalable infrastructure includes costs, not CPE or network related, to secure growth of new customers, revenue units and additional bandwidth revenues or provide service enhancements (e.g. headend equipment). Line extensions include network costs associated with entering new service areas (e.g. fiber/coaxial cable). Support capital includes costs associated with the replacement or enhancement of non-network assets due to obsolescence and wear out (e.g. non-network equipment, land, buildings and vehicles). Upgrades include costs to enhance or replace existing fiber/coaxial cable networks, including recurring betterments.

TABLE 6

Pro Forma Data – Cable Segment Components

(Unaudited)(1) (2)

	Three Months Ended
	March 31,
(Dollars in millions, except per subscriber and per unit data)	2007	2006
Revenues:
Video (3)	$4,362	$4,030
High-speed Internet	1,527	1,260
Phone	353	187
Advertising	313	323
Other (4)	242	242
Franchise fees	201	190

Total Revenues	$6,998	$6,232

Operating Cash Flow	$2,793	$2,443
Operating Income	$1,353	$1,142
Operating Cash Flow Margin	39.9%	39.2%
Capital Expenditures	$1,443	$967

	1Q07	1Q06	4Q06
Video
Homes Passed (000’s)	47,700	46,800	47,400
Basic Subscribers (000’s)	24,236	24,131	24,161
Basic Penetration	50.9%	51.5%	51.0%
Quarterly Net Basic Subscriber Additions (000’s)	75	50	110

Digital Subscribers (000’s)	13,309	11,158	12,666
Digital Penetration	54.9%	46.2%	52.4%
Quarterly Net Digital Subscriber Additions (000’s)	644	355	613
Digital Set-Top Boxes	20,598	17,075	19,492

Monthly Average Video Revenue per Basic Subscriber	$60.08	$55.72	$58.15
Monthly Average Total Revenue per Basic Subscriber	$96.39	$86.18	$95.09

High-Speed Internet
“Available” Homes (000’s)	47,186	46,139	46,902
Subscribers (000’s)	12,050	10,131	11,487
Penetration	25.5%	22.0%	24.5%
Quarterly Net Subscriber Additions (000’s)	563	512	488
Monthly Average Revenue per Subscriber	$43.26	$42.53	$42.88

Phone
Comcast Digital Voice
“Available” Homes (000’s)	34,839	21,611	32,435
Subscribers (000’s)	2,426	538	1,855
Penetration	7.0%	2.5%	5.7%
Quarterly Net Subscriber Additions (000’s)	571	232	508

Circuit Switched Phone
“Available” Homes (000’s)	8,989	8,817	8,866
Subscribers (000’s)	560	917	652
Penetration	6.2%	10.4%	7.4%
Quarterly Net Subscriber Additions (000’s)	(93)	(69)	(87)

Monthly Average Total Phone Revenue per Subscriber	$43.11	$45.79	$43.83

Total Revenue Generating Units (000’s) (5)	52,581	46,875	50,822
Total Quarterly Net Additions (000’s)	1,759	1,079	1,632

(1)	See Non-GAAP and Other Financial Measures in Table 7. All percentages are calculated based on actual amounts. Minor differences may exist due to rounding.

(2)

Pro forma financial data includes the results of Susquehanna Communications acquired on April 30, 2006, cable systems acquired in the Adelphia/Time Warner transactions on July 31, 2006, and the cable systems resulting from the dissolution of the Texas/Kansas City Cable Partnership (TKCCP) on January 1, 2007. The net impact of these transactions was to increase the number of basic cable subscribers by 2.6 million.

(3)	Video revenues consist of our basic, expanded basic, digital, premium, pay-per-view and equipment services.

(4)

Other revenues include installation revenues, guide revenues, commissions from electronic retailing, other product offerings, commercial data services and revenues of our digital media center and regional sports programming networks.

(5)	Represents the sum of basic and digital video, high-speed Internet and net phone subscribers, excluding additional outlets. Subscriptions to DVR and/or HDTV services do not result in additional RGUs.

TABLE 7

Non-GAAP and Other Financial Measures

Operating Cash Flow is the primary basis used to measure the operational strength and performance of our businesses. Free Cash Flow is an additional performance measure used as an indicator of our ability to repay debt, make investments and return capital to investors, principally through stock repurchases. We also adjust certain historical data on a pro forma basis following certain acquisitions or dispositions to enhance comparability.

Operating Cash Flow is defined as operating income before depreciation and amortization, excluding impairment charges related to fixed and intangible assets and gains or losses on sale of assets, if any. As such, it eliminates the significant level of non-cash depreciation and amortization expense that results from the capital intensive nature of our businesses and intangible assets recognized in business combinations, and is unaffected by our capital structure or investment activities. Our management and Board of Directors use this measure in evaluating our consolidated operating performance and the operating performance of all of our operating segments. This metric is used to allocate resources and capital to our operating segments and is a significant performance measure in our annual incentive compensation programs. We believe that Operating Cash Flow is also useful to investors as it is one of the bases for comparing our operating performance with other companies in our industries, although our measure of Operating Cash Flow may not be directly comparable to similar measures used by other companies.

As Operating Cash Flow is the measure of our segment profit or loss, we reconcile it to operating income, the most directly comparable financial measure calculated and presented in accordance with generally accepted accounting principles in the United States (GAAP), in the business segment footnote of our quarterly and annual financial statements. Therefore, we believe our measure of Operating Cash Flow for our business segments is not a “non-GAAP financial measure” as contemplated by Regulation G adopted by the Securities and Exchange Commission. Consolidated Operating Cash Flow is a non-GAAP financial measure.

Free Cash Flow, which is a non-GAAP financial measure, is defined as “Net Cash Provided by Operating Activities From Continuing Operations” (as stated in our Consolidated Statement of Cash Flows) reduced by capital expenditures and cash paid for intangible assets; and increased by any payments related to certain non-operating items, net of estimated tax benefits (such as income taxes on investment sales, and non-recurring payments related to income tax and litigation contingencies of acquired companies). We believe that Free Cash Flow is also useful to investors as it is one of the bases for comparing our performance with other companies in our industries, although our measure of Free Cash Flow may not be comparable to similar measures used by other companies.

Pro forma data is used by management to evaluate performance when certain acquisitions or dispositions occur. Historical data reflects results of acquired businesses only after the acquisition dates while pro forma data enhances comparability of financial information between periods by adjusting the data as if the acquisitions or dispositions occurred at the beginning of the prior year. Our pro forma data is only adjusted for the timing of acquisitions or dispositions and does not include adjustments for costs related to integration activities, cost savings or synergies that have been or may be achieved by the combined businesses. We believe our pro forma data is not a non-GAAP financial measure as contemplated by Regulation G.

In certain circumstances we also present data, as adjusted, in order to enhance comparability between periods.

Operating Cash Flow and Free Cash Flow should not be considered as substitutes for operating income (loss), net income (loss), net cash provided by operating activities or other measures of performance or liquidity reported in accordance with GAAP. Additionally, in the opinion of management, our pro forma data is not necessarily indicative of future results or what results would have been had the acquired businesses been operated by us after the assumed earlier date.

We provide reconciliations of Consolidated Operating Cash Flow in Table 1, Free Cash Flow in Table 4, Pro Forma in Table 7-A and Adjusted Net Income in Table 7-B.

TABLE 7-A

Reconciliation of Pro Forma(1) Financial Data by Business Segment

(Unaudited)

					Cable		Total
(Dollars in millions)	Cable	Programming	Corporate, Other and Eliminations	Total	Pro Forma Adjustments (1)	Cable Pro Forma	Pro Forma Adjustments (1)	Total Pro Forma
Three Months Ended March 31, 2007
Revenue	$6,998	$302	$88	$7,388	$—	$6,998	$—	$7,388

Operating Expenses (excluding depreciation and amortization)	4,205	237	183	4,625	—	4,205	—	4,625
Operating Cash Flow	$2,793	$65	($95)	$2,763	$—	$2,793	$—	$2,763
Depreciation and Amortization	1,440	47	15	1,502	—	1,440	—	1,502
Operating Income (Loss)	$1,353	$18	($110)	$1,261	$—	$1,353	$—	$1,261

Capital Expenditures	$1,443	$4	$7	$1,454	$—	$1,443	$—	$1,454

Three Months Ended March 31, 2006
Revenue	$5,282	$239	$74	$5,595	$963	$6,245	$963	$6,558
Segment reclassifications	(13)	—	13	—	—	(13)	—	—
Revenue	$5,269	$239	$87	$5,595	$963	$6,232	$963	$6,558

Operating Expenses (excluding depreciation and amortization)	3,168	189	138	3,495	625	3,793	626	4,121
Segment reclassifications	(4)	—	4	—	—	(4)	—	—
Operating Cash Flow	$2,105	$50	($55)	$2,100	$338	$2,443	$337	$2,437
Depreciation and Amortization	1,034	41	21	1,096	267	1,301	266	1,362
Operating Income (Loss)	$1,071	$9	($76)	$1,004	$71	$1,142	$71	$1,075

Capital Expenditures	$825	$8	$45	$878	$142	$967	$104	$982

(1)

Pro forma data is adjusted only for timing of acquisitions or dispositions and does not include adjustments for costs related to integration activities, cost savings or synergies that have been or may be achieved by the combined businesses. Pro Forma results are presented as if the acquisitions and dispositions were effective on January 1, 2006. Minor differences may exist due to rounding.

TABLE 7-B

Reconciliation of Net Income to Adjusted Net Income

(Unaudited)

	Three Months Ended March 31,
	2007		2006
(Dollars in millions, except per share data)	$	EPS (1)	$	EPS (1)
Net Income	$837	$0.26	$466	$0.15

Adjustment:
Gain related to the dissolution of the Texas/Kansas City Cable Partnership, net of tax	300	0.09	—	—
Adjusted Net Income (2)	$537	$0.17	$466	$0.15

(1)	Based on diluted average number of common shares for the respective periods as presented in Table 1.

(2)	For 2007, Adjusted Net Income excludes a one-time gain related to the dissolution of the Texas/Kansas City Cable Partnership, net of tax.